Exhibit 2.2

EXECUTION VERSION

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”), dated as of March 25, 2008, is made and entered into by and among Amedisys, Inc., a Delaware corporation (the “Buyer Parent”), Amedisys TLC Acquisition, L.L.C., a Louisiana limited liability company (the “Buyer Company”), TLC Health Care Services, Inc., a Delaware corporation (the “TARGET”), TLC Holdings I Corp., a Delaware corporation (“Holdco”), and Arcapita Inc., a Delaware corporation, as Sellers’ Representative on behalf of (i) the shareholders of the TARGET other than Holdco (all said persons, the “TARGET Minority Securityholders”), and (ii) the shareholders of Holdco (the “Holdco Securityholders”).

W I T N E S S E T H:

WHEREAS, the parties hereto are parties to that certain Purchase and Sale Agreement, dated as of February 18, 2008 (the “PSA”); and

WHEREAS, the parties hereto wish to amend the PSA in certain respects.

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Amendment of Section 1.1. All capitalized terms, unless otherwise defined or amended herein, shall have the meanings ascribed to such terms in the PSA. Section 1.1 of the PSA is hereby amended as follows:

(a) The definitions of “Assets to be Divested,” “Divested Asset Proceeds” and “Retained Assets Value Amount” shall be deleted in their entirety.

(b) The following definitions shall be added in their applicable alphabetical location:

“New Holdco” has the meaning Section 3.2(a) specifies.

“New Holdco Pro Rata Share” has the meaning Section 3.2(a) specifies.

“New Holdco Stock” has the meaning Section 3.2(a) specifies.

“Reimbursed Expenses” has the meaning Section 3.2(d) specifies.

“WV Sub” has the meaning Section 3.2(a) specifies.

(c) The definition of “Initial Payment Amount” shall be deleted and replaced in its entirety with the following:

“Initial Payment Amount” has the meaning Section 3.1(b) specifies.

Section 2. Amendment of Section 3.2. Section 3.2 of the PSA is hereby deleted and replaced in its entirety with the following:

(a) The Parties shall negotiate in good faith and use commercially reasonable efforts to agree upon alternative structures for the Transactions to facilitate prompt Closing in consultation with all relevant Governmental Authorities. In the jurisdictions of Rhode Island and the District of Columbia, subject to applicable regulatory requirements, the Parties intend to close the Transactions with respect to the TARGET’s (or its Subsidiary’s) operations in Rhode Island and the District of Columbia and obtain subsequent Governmental Approval. In the jurisdiction of New York, subject to applicable regulatory requirements (including without limitation the availability of the alternative procedure to permit Closing prior to obtaining regulatory approval and assurances as to related licenses), the Parties intend to close the Transactions with respect to the TARGET’s (or its Subsidiaries’) operations in New York and obtain subsequent Governmental Approval. In the jurisdiction of West Virginia, subject to applicable regulatory requirements, the TARGET will contribute the sole membership interest of Tender Loving Care Health Care Services of West Virginia, LLC (the “WV Sub”) (which, at the time of such contribution, will hold all of the TARGET’s (or its Subsidiaries’) Agencies and related assets in West Virginia) to a new corporation (“New Holdco”) in exchange for all of the outstanding stock of New Holdco (the “New Holdco Stock”) and, on the Closing Date but immediately prior to the Closing, the TARGET will transfer all of the New Holdco Stock to the Holdco Securityholders in proportion to their ownership of the Holdco Shares. For purposes of this Agreement, “New Holdco Pro Rata Share” shall mean the quotient obtained by dividing the aggregate number of shares of the New Holdco Stock held by such Holdco Securityholder by the aggregate number of outstanding shares of the New Holdco Stock held by all Holdco Securityholders. The formation of New Holdco, the transfer of the WV Sub to New Holdco, and the transfer of the New Holdco Stock to the Holdco Securityholders pursuant to this Section 3.2(a) shall be referred to as the “Restructuring.” The indirect ownership interest in the WV Sub and the Agencies and related assets in West Virginia that is represented by the New Holdco Stock shall be referred to as “TLC Retained Assets.”

(b) With respect to the TLC Retained Assets, subject to and in accordance with all applicable regulatory requirements, the Buyer Company (or one of its Affiliates) shall provide all necessary support services for the related Agencies currently provided by the TARGET, including regulatory compliance, IT, clinical care support services, training and back office support, pursuant to an agreement between the Buyer Company and the WV Sub to be executed as of the Closing (the “Shared Services Agreement”) in a form agreed to by the Parties, consistent with all applicable regulatory requirements. The Buyer Company shall be paid a fair market value services fee to be mutually agreed upon by the Parties and to be set forth in the Shared Services Agreement. The Sellers shall cause New Holdco, the WV Sub, and the TLC Retained Assets to be free of debt (other than accounts payable arising in the ordinary course of business) and to retain all cash and shall not direct the distribution of cash or earnings from the TLC Retained Assets outside the ordinary course of business, all as more specifically mutually agreed upon in the Shared Services Agreement and other Transaction Documents.

(c) The Parties agree that the fair market value of the TLC Retained Assets is Eight Hundred Fifty Seven Thousand Dollars ($857,000) (the “Retained Assets Escrow Amount”). At the Closing, the Buyer Company shall deposit with HSBC (the “Retained Assets Escrow Agent”), by wire transfer of immediately available funds, an amount equal to the Retained Assets Escrow Amount, such amount to constitute an escrow fund (the “Retained Assets Escrow Fund”) to be governed in accordance with the terms of this Agreement and the escrow agreement in substantially the form attached hereto as Exhibit E (the “Retained Assets Escrow Agreement”), among the Buyer Company, the Escrow Agent and the Sellers’ Representative. The Retained Assets Escrow Fund, including all accumulated earnings thereon, shall be released to the Sellers’ Representative for the benefit of the Holdco Securityholders at a subsequent closing to be held promptly upon the Buyer Company obtaining regulatory approvals in West Virginia at which closing the New Holdco Stock will be transferred back to the TARGET (i.e., the transfer of the New Holdco Stock to the Holdco Securityholders shall be rescinded and Buyer Company will indirectly own the TLC Retained Assets). Promptly after release of the Retained Assets Escrow Fund, including all accumulated earnings thereon, to the Sellers’ Representative, the Sellers’ Representative shall distribute such amounts (subject to deductions for expenses, if any, as provided in the Retained Assets Escrow Agreement) to the Holdco Securityholders in accordance with each Holdco Securityholder’s respective New Holdco Pro Rata Share.

(d) In the event the Buyer Company does not obtain the required regulatory approvals necessary for the Transactions to be consummated with respect to the Agencies and related assets of the Subsidiaries in West Virginia by February 28, 2010, or such later date as the Parties shall agree, or receives disapproval prior to such time, the Buyer Company and the Holdco Securityholders shall cooperate to divest the New Holdco Stock. The Holdco Securityholders shall appoint the Buyer Company as their exclusive agent to be responsible for marketing the New Holdco Stock to potential buyers. Upon the closing of the sale of the New Holdco Stock, (i) the TARGET shall receive all of the proceeds of the sale of the New Holdco Stock (whether such proceeds are equal to, higher than or lower than the Retained Assets Escrow Amount) and (ii) the Retained Assets Escrow Fund, including all accumulated earnings thereon, shall be released to the Sellers’ Representative for the benefit of the Holdco Securityholders. Within five (5) business days of the sale of the New Holdco Stock, the Buyer Company shall reimburse (or shall cause the TARGET to reimburse) the Sellers’ Representative for the transaction costs of the Holdco Securityholders (or the Sellers’ Representative on behalf of the Holdco Securityholders) incurred in connection with such sale (the “Reimbursed Expenses”). Promptly after receipt by the Sellers’ Representative of the Reimbursed Expenses, the Sellers’ Representative shall distribute the Retained Assets Escrow Fund, including all accumulated earnings thereon (subject to deductions for expenses, if any, as provided in the Retained Assets Escrow Agreement) to the Holdco Securityholders in accordance with each Holdco Securityholder’s respective New Holdco Pro Rata Share and shall apply the Reimbursed Expenses in a manner determined by the Sellers’ Representative to be appropriate.

(e) The obligations of the Parties pursuant to this Section 3.2 shall survive the Closing until the completion of the transactions contemplated thereby notwithstanding any other provision in this Agreement to the contrary.

Section 3. Amendment of Section 9.13. The existing Section 9.13(k) of the PSA shall be renumbered to read Section 9.13(l). Section 9.13 of the PSA shall be amended to provide for a new Section 9.13(k), which shall read as follows:

The federal income tax consequences, if any, of the transfer of the New Holdco shares to the Holdco Securityholders pursuant to Section 3.2 of this Agreement shall be subject to the “next day” rule under Treas. Reg. §1.1502-76(b)(1)(ii)(B) (that is, reported by the Parties as occurring the day after the purchase and sale of the Purchased Shares).

Section 4. Amendment of Section 9.15. There shall be added to Section 9.15 at the end of such section the following:

Further, the Parties agree that the Employment Agreement with each of the Key Executives shall be terminated effective as of the Closing and that the employment of each Key Executives with TARGET shall be terminated as of such date. Upon such terminations, each Key Executive shall have no further right to any payments arising solely under his or her Employment Agreement except that such Key Executive shall be paid in a single lump sum payment the amount he or she is entitled to receive as severance under § 8(f) of such Employment Agreement upon a Change of Control (the aggregate amount thereof to be included in the Change of Control Payment Amount).

Section 5. Amendment of Schedule 7.9. Schedule 7.9 of the PSA shall be deleted in its entirety and replaced with Schedule 7.9 to this Amendment.

Section 6. Deletion of Schedules 3.2(c) and 3.2(d). Each of Schedules 3.2(c) and 3.2(d) to the PSA shall be deleted in its entirety.

Section 7. Affirmation of the PSA. The Parties hereby affirm their respective obligations to each other pursuant to the PSA, and affirm the PSA, as amended pursuant to this Amendment.

Section 8. No Other Modifications. Except as set forth herein, the terms and provisions of the PSA remain unmodified and in full force and effect; this Amendment and the PSA shall be read together as one agreement.

Section 9. Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

BUYER COMPANY:

AMEDISYS TLC ACQUISITION, L.L.C.

By	AMEDISYS HOLDING, L.L.C., its sole member and manager

By:	/s/ Dale E. Redman
	Name:	Dale E. Redman
	Title:	Vice President

BUYER PARENT:

AMEDISYS, INC.

By:	/s/ Dale E. Redman
	Name:	Dale E. Redman
	Title:	Chief Financial Officer

[Signature Page to First Amendment to Purchase and Sale Agreement]

TARGET:

TLC HEALTH CARE SERVICES, INC.

By:	/s/ Edward R. Casas
	Name:	Edward R. Casas
	Title:	Chairman of the Board

HOLDCO:

TLC HOLDINGS I CORP.

By:	/s/ Henry Thompson
	Name:	Henry Thompson
	Title:	Director

SELLERS’ REPRESENTATIVE:

ARCAPITA INC.

By:	/s/ John A. Draughon
	Name:	John A. Draughon
	Title:	Director

[Signature Page to First Amendment to Purchase and Sale Agreement]